Exhibit 99.16

In patients with chronic lymphocytic leukemia (CLL) ibrutinib effectively reduces clonal IgM paraproteins and serum free light chains while increasing normal IgM, and IgA serum levels, suggesting a nascent recovery of humoral immunity

1Georg Aue, MD, PhD, 1Mohammed Farooqui, DO, 1Jade Jones, MS IV, 1Janet Valdez, PA, 1Sabrina Martyr, MD, 1Susan Soto, RN, 2Constance Yuan, MD, PhD, 2Maryalice Stetler-Stevenson, MD, PhD, 1Adrian Wiestner, MD, PhD

1National Institutes of Health (NIH), National Heart, Lung, and Blood Institute (NHLBI), 2National Institutes of Health (NIH), National Cancer Institute (NCI), Lab of Pathology, Center for Cancer Research (CCR), Bethesda, MD, USA

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INTRODUCTION:  The Bruton’s tyrosine kinase (BTK) inhibitor ibrutinib induces objective clinical responses in the majority of CLL patients (Byrd et al., NEJM 2013).  Ibrutinib covalently binds to BTK and with once daily dosing (420 mg, PO) results in > 90% inhibition of kinase activity.  Germline inactivating mutations in BTK lead to an immunodeficiency syndrome first described by the pediatrician Dr. Bruton in boys suffering from recurrent bacterial infections.  These kids, diagnosed with what is now known as Bruton’s agammaglobulinemia, have a severe defect in B cell maturation resulting in the virtual absence of immunoglobulins.  Hypogammaglobulinemia is a common complication of CLL and likely is a significant contributor to the increased rate of infections that are a leading cause of death in CLL.  Thus, to what degree ibrutinib affects normal B cell function and immunoglobulin levels may in part determine the safety profile of continuous treatment with this agent.

PATIENTS AND METHODS:  Here we present data from a phase II trial (NCT01500733) of ibrutinib 420 mg daily on 28 day cycles for relapsed/refractory (RR) and treatment naïve (TN) CLL/SLL patients (pts). Serum immune globulins (IgG, IgM, IgA), serum free light chains, and immunofixation electrophoresis were obtained at baseline, and every 6 months thereafter.  For statistical analysis of pre-treatment to on-treatment measurements the paired Student t-test was used.

RESULTS:  Here we report on 25 patients (10 TN, 15 RR) who completed >12 months on ibrutinib and never received immunoglobulin replacement therapy. By 6 and 12 months, there was a non-statistically significant trend toward decreased IgG levels (ref. range 642-1730) from a pre-treatment median of 601 to 587 mg/dL (at 6 months) and 495 mg/dL (at 12 months; P = 0.14).  In contrast, median serum IgA (ref. range 91-499) rose from 42 (baseline) to 58 (at 6 mo) to 61 mg/dL by 12 months (P < 0.005).  Three patients had a clonal IgM on electrophoresis, which decreased with treatment.  In the remaining 22 patients IgM (ref. range 34-342) rose from 16 (baseline) to 25 (6 months) to 23 mg/dL by 12 months (P ≤0.01).  TN patients had higher IgA and IgM levels at baseline and achieved the higher absolute increase by 12 months.  However, the relative rate of increase from baseline was similar for both groups, suggesting that ibrutinib enables a recovery of IgA and IgM levels equally in both TN and RR patients.  In 20 patients serum free light chain measurements were available, with an abnormal pre-treatment kappa/lambda ratio in 17.  In 11 patients the CLL cells were kappa clonal by flow cytometry and in 9 they were lambda clonal.  Eight of 11 pts with a kappa CLL clone had kappa serum free light chain (KSFLC, ref. range 0.57 – 2.22 mg/dL) levels > upper limit of normal (median 5.7 mg/dl).  At 6 and 12 months there was a 76% and 72% reduction of the KSFLC (P < 0.01), and in 7 pts the level normalized by 6 months.  In contrast, prior to therapy the lambda serum free light chains (LSFLC, ref. range 0.66-2.32 mg/dL) were low (median 0.62 mg/dL) in these patients and increased by 68% (P<0.005) to normal levels by 6 months in all of them.  Conversely, 8 of 9 patients with lambda clonal CLL by flow cytometry had LSFLC > upper limit of normal (median 8.4 mg/dL), which decreased on ibrutinib by > 80% (P < 0.03) and normalized in 88% of pts by 12 months.  The KSFLC in most of these patients was in the low normal range and only increased by 19% from baseline by 12 months.  Thus, ibrutinib effectively reduces the clonal light chain, a correlate of tumor control, while the non-clonal light chains, presumably in part reflecting normal B-cells, are low pre-treatment and increase during treatment.

CONCLUSION:  Consistent with other reports we see little change in IgG levels in the first 12 months.  Importantly, ibrutinib leads to a significant increase in both IgA and IgM serum levels, suggesting a beginning recovery of humoral immunity.  The reduction of clonal light chains, a tumor marker, correlates with clinical response.  In contrast, the increasing levels of the non-clonal light chain may herald a recovery of the normal B-cell (and possibly plasma cell compartment) raising the possibility that ibrutinib may selectively target CLL cells while allowing the re-growth of normal B-cells.  We are currently investigating this further.

Supported by the Intramural Research Program of NHLBI.  We thank our patients for participating and acknowledge Pharmacyclics for providing study drug.